WRITTEN CONSENT
OF THE TRUSTEES
OF
ADVISOR MANAGED PORTFOLIOS

February 26, 2026

    The undersigned, being at least a majority of the trustees (the “Trustees”) of Advisor Managed Portfolios, a Delaware statutory trust (the “Trust”), do hereby adopt, consent to, authorize, and approve the following resolutions in accordance with Section 3806(g)(1) of the Delaware Statutory Trust Act, the Agreement and Declaration of Trust of the Trust, dated as of February 16, 2023 (the “Trust Agreement”), and the Bylaws of the Trust. Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Trust Agreement.

    WHEREAS, as of February 16, 2023, the initial number of Trustees of the Trust was one (1) and the sole initial Trustee of the Trust was Christopher Kashmerick;

    WHEREAS, Christopher Kashmerick, in his capacity as the sole initial Trustee of the Trust, executed and delivered the certificate of trust of the Trust (the “Certificate of Trust”) and caused the filing thereof with the Secretary of State of the State of Delaware (the “Secretary of State”) on February 16, 2023;

    WHEREAS, Section 7.3 of the Trust Agreement provides that the Trust Agreement may be amended at any time by an instrument in writing signed, or by resolution approved at a duly constituted meeting, by a majority of Trustees then holding office;

    WHEREAS, the Trustees desire to amend Section 3.1(a) and Section 3.1(e) of the Trust Agreement to (1) correct a scrivener’s error with respect to the initial number of Trustees of the Trust, and (2) make a clarifying change to Section 3.1(e) in connection therewith; and

    WHEREAS, the amendments contemplated hereby do not amend Article VI or Section 5.2 of the Trust Agreement and do not otherwise impair the limitations on personal liability of any Shareholder, Trustee, officer, employee, or agent of the Trust or permit assessments on Shareholders, and on that basis, the Trustees have determined that Shareholder approval of the amendments contemplated hereby is not required.

    NOW, THEREFORE, BE IT RESOLVED, that Section 3.1(a) of the Trust Agreement shall be, and hereby is, amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as follows:

“(a) Number. The initial number of Trustees of the Trust was one (1). As of February 26, 2026, the total number of Trustees of the Trust is three (3). ~~The initial number of Trustees shall be five (5).~~ The Trustees may ~~t~~hereafter increase or decrease the total number of Trustees to a number other than the number ~~t~~heretofore determined. No decrease in the total number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his/her term, but the total number of Trustees may be decreased in conjunction with the removal of a Trustee pursuant to subsection (d) of this Section 3.1.”

and be it

    FURTHER RESOLVED, that Section 3.1(e) shall be, and hereby is, amended to add the blue double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as follows:

“(e) In the case, of any vacancy or anticipated vacancy resulting from any reason, including without limitation the death, resignation, retirement, removal or incapacity of any of the Trustees, or resulting from an increase in the total number of Trustees by the other Trustees, the other Trustees shall have all the power hereunder and the certification of the other Trustees of such vacancy shall be conclusive. Any vacancy may be filled by a majority of the remaining Trustees then in office, subject to the provisions of Section 16(a) of the 1940 Act, through the appointment in writing of such other person as such remaining Trustees in their discretion shall determine. Such appointment shall be effective upon the written acceptance of the person named therein to serve as a Trustee and agreement by such person to be bound by the provisions of this Trust Agreement, except that any such appointment in anticipation of a vacancy to occur by reason of retirement, resignation or increase in the total number of Trustees, to be effective at a later date, shall become effective only at or after the effective date of said retirement, resignation or increase in total number of Trustees. As soon as any Trustee so appointed shall have accepted such appointment and shall have agreed in writing to be bound by this Trust Agreement and the appointment is effective, the Trust estate shall vest in the new Trustee, together with the continuing Trustees, without any further act or conveyance. Unless required by any applicable provisions of the 1940 Act, if the total number of Trustees of the Trust is greater than two (2), no vacancy need be filled so long as there are at least two Trustees then in office.”

and be it

    FURTHER RESOLVED, that except as expressly amended hereby, the Trust Agreement shall be, and hereby is, in all respects ratified, adopted and confirmed, and all the terms, conditions and provisions thereof remain in full force and effect; and be it

    FURTHER RESOLVED, that the execution and delivery of the Certificate of Trust by Christopher Kashmerick, in his capacity as the sole initial Trustee of the Trust, and the filing thereof with the Secretary of State on February 16, 2023, shall be, and hereby are, in all respects ratified, adopted and confirmed;

    FURTHER RESOLVED, that each of the Trustees and any officer of the Trust (each, an “Authorized Signatory”), each acting alone, shall be, and hereby is, authorized and directed in the name and on behalf of the Trust, to prepare, execute and deliver any and all certificates, agreements, instruments, reports, schedules, statements, consents, documents and information required by the matters contemplated by this Written Consent and the transactions contemplated hereby, to make any filings pursuant to federal, state, local or foreign laws and to take all other actions that any such Authorized Signatory deems necessary, desirable, appropriate or advisable in order to comply with the applicable laws and regulations of any jurisdiction or otherwise to effectuate and carry out the purposes of this Written Consent; and be it

    FURTHER RESOLVED, that a copy of this Written Consent be filed with the minutes of the proceedings of the Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Written Consent as of the date first written above.

                        TRUSTEES:

                        /s/ Russell Emery

                        Russell Emery

/s/ Brian S. Ferrie
                        ______________________________
                        Brian S. Ferrie

/s/ Wan-Chong Kung
                        ______________________________
                        Wan-Chong Kung

[Signature Page to Trustees Consent – Advisor Managed Portfolios]
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